Exhibit 99.3

UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The following table shows unaudited pro forma condensed combined financial information about the financial condition and results of operations, including per share data, after giving effect to the merger (the “merger”) of Wand Merger Corporation, a wholly owned subsidiary of WMIH Corp. (“WMIH”) and Nationstar Mortgage Holdings Inc. (“Nationstar”) and related financing transaction. The unaudited pro forma condensed combined financial information assumes that the merger is accounted for under the acquisition method of accounting, and that the assets and liabilities of Nationstar will be recorded by WMIH at their respective estimated fair values as of the date the merger is completed. The unaudited pro forma condensed combined balance sheet gives effect to the transactions as if the transactions had occurred on March 31, 2018. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2018 and the year ended December 31, 2017 give effect to the transactions as if the transactions had become effective on January 1, 2017. The unaudited selected pro forma condensed combined financial information has been derived from and should be read in conjunction with the consolidated financial statements and related notes of WMIH, which were included in WMIH’s Annual Report on Form 10-K for the year ended December 31, 2017, the consolidated financial statements and related notes of Nationstar, which were included in Nationstar’s Annual Report (Form 10-K) for the year ended December 31, 2017.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented, nor the impact of possible business model changes. The unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors, including those discussed in the section entitled “Risk Factors” beginning on page 33 of WMIH’s joint proxy statement/prospectus on Form S-4 (No. 333-223862). In addition, as explained in more detail in the accompanying notes included herein, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2018

(millions of dollars)

	WMIH Historical	Nationstar Historical	Pro Forma Adjustments	Ref	Combined Pro Forma
Assets:
Cash and cash equivalents	$28	$187	$5	(a)	$220
Restricted cash	576	365	(576)	(a)	365
Mortgage servicing rights	—	3,194	—		3,194
Advances and other receivables	—	1,424	—		1,424
Reverse mortgage interests	—	10,225	172	(b)	10,397
Mortgage loans held for sale	—	1,589	—		1,589
Mortgage loans held for investment	—	136	—		136
Property and equipment	—	123	—		123
Derivative financial instruments	—	65	—		65
Intangible assets	—	15	82	(c)	97
Goodwill	—	71	(71)	(d)	—
Deferred tax assets	—	—	1,015	(e)	1,015
Other assets	5	470	24	(b), (f)	499

Total assets	$609	$17,864	$651		$19,124

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Liabilities:
Unsecured senior notes	$—	$1,859	$787	(b), (g)	$2,646
Advance facilities	—	562	—		562
Warehouse facilities	—	3,161	—		3,161
Payables and accrued liabilities	17	1,235	15	(b), (f), (h)	1,267
MSR related liabilities—nonrecourse	—	1,035	—		1,035
Mortgage servicing liabilities	—	30	(23)	(b)	7
Derivative financial instruments	—	9	—		9
Other nonrecourse debt	—	8,091	175	(b)	8,266

Total liabilities	17	15,982	954		16,953

Redeemable convertible series B preferred stock	504	—	(504)	(i)	—
Stockholders’ equity
Convertible series A preferred stock	—	—	—	(i)	—
Common stock(1)	—	1	(1)	(i),(j)	—
Additional paid-in-capital	—	1,131	158	(i),(j)	1,289
Retained earnings	88	891	(97)	(d), (h), (i), (j), (k)	882
Treasury shares at cost	—	(148)	148	(j)	—

Total stockholders’ equity before non-controlling interests	88	1,875	208		2,171
Non-controlling interests	—	7	(7)	(j)	—

Total stockholders’ equity	88	1,882	201		2,171

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$609	$17,864	$651		$19,124

(1)	Combined pro forma common stock has a total value less than $1 million.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2018

(millions of dollars, except for per share data)

	WMIH Historical	Nationstar Historical	Pro Forma Adjustments	Ref	Combined Pro Forma
Revenues:
Service related, net	$—	$464	$—		$464
Net gain on mortgage loans held for sale	—	124	—		124
Other revenues	2	—	—		2

Total revenues	2	588	—		590
Expenses
Salaries, wages and benefits	1	180	—		181
General and administrative	7	184	(3)	(c), (l)	188

Total expenses	8	364	(3)		369

Other income (expenses):
Interest income	—	145	—		145
Interest expense	—	(171)	(18)	(m)	(189)
Other income (expenses)	—	8	—		8

Total other income (expenses), net	—	(18)	(18)		(36)

Income (loss) before income taxes	(6)	206	(15)		185
Less: Income tax expense (benefit)	—	46	(4)	(f)	42

Net income (loss)	(6)	160	(11)		143
Less: Net income attributable to non-controlling interests	—	—	—		—

Net income (loss) attributable to combined entities	(6)	160	(11)		143
Redeemable convertible series B preferred stock dividends	—	—	—		—

Net income (loss) attributable to common and participating stockholders	$(6)	$160	$(11)		$143

Net income (loss) per common share attributable to WMIH:
Basic	$(0.03)				$0.13
Dilutive	$(0.03)				$0.13
Weighted average shares of common stock outstanding (in thousands):
Basic	202,692		920,523	(n)	1,123,215
Dilutive	202,692		920,523	(n)	1,123,215

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2017

(millions of dollars, except for per share data)

	WMIH Historical	Nationstar Historical	Pro Forma Adjustments	Ref	Combined Pro Forma
Revenues:
Service related, net	$—	$1,043	$—		$1,043
Net gain on mortgage loans held for sale	—	607	—		607
Other revenues	8	—	—		8

Total revenues	8	1,650	—		1,658
Expenses
Salaries, wages and benefits	1	742	—		743
General and administrative	13	733	18	(c), (l)	764

Total expenses	14	1,475	18		1,507

Other income (expenses):
Interest income	—	597	—		597
Interest expense	(2)	(731)	(64)	(m)	(797)
Other income (expenses)	34	3	—		37

Total other income (expenses), net	32	(131)	(64)		(163)

Income (loss) before income taxes	26	44	(82)		(12)
Less: Income tax expense (benefit)	—	13	(25)	(f)	(12)

Net income (loss)	26	31	(57)		—
Less: Net income attributable to non-controlling interests	—	1	—		1

Net income (loss) attributable to combined entities	26	30	(57)		(1)
Redeemable convertible series B preferred stock dividends	(18)	—	18	(o)	—

Net income (loss) attributable to common and participating stockholders	$8	$30	$(39)		$(1)

Net income (loss) per common share attributable to WMIH:
Basic	$0.01				$—
Dilutive	$0.01				$—
Weighted average shares of common stock outstanding (in thousands):
Basic	202,595		914,440	(n)	1,117,035
Dilutive	212,661		904,374	(n)	1,117,035

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1—Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to give effect to the merger involving WMIH and Nationstar and the financing transaction as if the transactions had occurred as of March 31, 2018 for the condensed combined balance sheet and as of January 1, 2017 for the condensed statements of operations.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the merger, purchase of Nationstar common stock, the common stock issuance and debt issuance been consummated during the periods presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Certain historical financial information of WMIH has been reclassified to conform to the current presentation. The merger, which is currently expected to be completed in the second half of 2018, provides for the issuance of 12.7793 shares of WMIH common stock in exchange for each share of Nationstar common stock and is subject to approval of WMIH and Nationstar shareholders and certain regulatory agencies. Applying the exchange ratio to WMIH’s closing price on May 21, 2018 of $1.40 per share implies a value of $17.89 per stock electing share for Nationstar stockholders.

The merger will be accounted for as an acquisition by WMIH using the acquisition method of accounting. Accordingly, the assets and liabilities of Nationstar will be recorded at their respective estimated fair values based on current available information. To the extent that the purchase price exceeds the fair value of net assets acquired, the excess will result in goodwill. Alternatively, if the fair value of the net assets acquired exceeds the purchase price, the transaction could result in a bargain purchase gain that is recognized immediately in earnings. The pro forma adjustments included herein are subject to change depending on changes in market interest rates and the composition of asset and liability balances, as well as additional information that becomes available and additional analysis that is performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analysis to determine the fair value of Nationstar’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets, commitments, executory contracts, and other items of Nationstar as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill or bargain purchase gain and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Nationstar’s shareholders’ equity through the date the merger is completed will also change the purchase price allocation, which may include the recording of goodwill or bargain purchase gain. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. The accounting policies of both WMIH and Nationstar are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note 2—Financing Transaction

The aggregate amount of cash to be paid as merger consideration in the merger is approximately $1.2 billion. WMIH currently plans to fund the cash component of the merger consideration, the repayment of approximately $1.9 billion of outstanding senior unsecured notes assumed from Nationstar, and the payment of fees and expenses related to the merger through a combination of cash on hand and proceeds from the issuance of debt securities.

WMIH has obtained $2.75 billion in debt commitments from certain lenders to provide a senior unsecured term loan bridge facility (which we refer to as the “bridge facility”). The bridge facility is expected to have an initial maturity date that is the one-year anniversary of the closing date of the merger, and will be automatically converted into term loans in different tranches on the initial maturity date, with extended maturity dates ranging from 5 years to 10 years. The new debt is assumed to have an annual interest rate of 7%.

Note 3—Preliminary Purchase Price Allocation

The pro forma adjustments include the purchase accounting entries to record the merger transaction. The preliminary allocation of the purchase price paid to the fair values of the assets and liabilities acquired is summarized in the table below (amounts in millions except per share data):

Preliminary Pro Forma Purchase Price:
Nationstar common shares outstanding as of May 21, 2018(1)	100.0
Converted WMIH common shares based on conversion rate of 12.7793 on 31.85 million Nationstar common shares(2)	407.1
Price per share, based on WMIH price of $1.40 on May 21, 2018	$1.40

Total pro forma price from common stock	$570
Cash payment	1,226

Total pro forma purchase price(3)	$1,796

Estimated Fair Value of Net Assets Acquired:
Cash and cash equivalents	$187
Restricted cash	365
Mortgage servicing rights	3,194
Advances and other receivables	1,424
Reverse mortgage interests	10,397
Mortgage loans held for sale	1,589
Mortgage loans held for investment	136
Property and equipment	123
Derivative financial instruments	65
Other assets	502

Fair value of assets acquired	17,982
Unsecured senior notes	1,883
Advance facilities	562
Warehouse facilities	3,161
Payables and accrued liabilities	1,260
MSR related liabilities—nonrecourse	1,035
Mortgage servicing liabilities	7
Derivative financial instruments	9
Other nonrecourse debt	8,266

Fair value of liabilities assumed	16,183

Total fair value of net tangible assets acquired	1,799

Intangible assets acquired:
Customer relationships	80
Tradename	7
Technology	10

Total intangible assets acquired	97
Preliminary pro forma bargain purchase gain	100

$1,796

(1)	Nationstar common shares outstanding as of May 21, 2018 include unvested equity awards as part of the consideration transferred because Nationstar’s equity awards contain a preexisting change-in-control provision that results in the awards automatically fully vesting upon consummation of the merger.
(2)	31.85 million shares of Nationstar common stock are expected to be converted to shares of WMIH common stock based on the assumption that 31.9% of total shares of Nationstar common stock outstanding will be converted to shares of WMIH common stock with the remaining being settled with cash.

(3)	The estimated total consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent the actual consideration that will be transferred when the merger is completed. The fair value of equity securities issued as part of the consideration transferred will be measured on the date the merger is completed at the then-current market price. This will likely result in a different value of the common share component of the purchase consideration and a per WMIH share equity component different from the $1.40 assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material. Any change in the price of WMIH common stock would change the purchase price allocated to the bargain purchase gain. The following table presents the sensitivity of the purchase price and resulting bargain purchase gain to changes in the price of WMIH common stock of $1.40, the closing price of WMIH common stock on May 21, 2018:

(in millions)	Purchase Price	Estimated Bargain Purchase Gain
As presented in the pro forma combined results	$1,796	$100
10% increase in WMIH common stock price	1,853	43
10% decrease in WMIH common stock price	1,739	157

Note 4—Conversion of Preferred Stocks and Equity Awards and Exercise of Warrants

WMIH

WMIH has 600,000 shares of Series B preferred stock issued and outstanding with aggregate liquidation preference of $600 million at March 31, 2018. Upon the closing of the merger, all of the outstanding Series B preferred stock will be mandatorily converted into WMIH common stock at a price of $1.35 per share, and holders of Series B preferred stock will be entitled to a special, one-time distribution of WMIH common stock and accrued and unpaid dividends payable in WMIH common stock.

In addition, with the closing of the merger, all outstanding warrants, which are exercisable for an aggregate of 61,400,000 shares of WMIH common stock, will be exchanged for 21,197,619 shares of WMIH common stock.

Nationstar

Shortly before closing, each shareholder of Nationstar will have the option to elect to receive either $18.00 in cash or 12.7793 shares of WMIH common stock for each of their Nationstar shares. Because the number of Nationstar shares receiving cash consideration and the number of Nationstar shares receiving stock consideration are each fixed, the cash / stock elections will be subject to pro-ration. Fortress, the existing largest shareholder of Nationstar, has contractually agreed to elect at least 50% of their position in cash.

Note 5—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on preliminary assumptions and valuations, which are subject to change.

(a) Represents the payment from available cash and cash equivalents of $28 million and restricted cash of $576 million to fund the purchase price. In addition, the adjustment includes cash of $33 million remaining from the proceeds received from the issuance of new debt after the repayment of existing debt and the payment of transaction costs associated with the merger.

(b) Represents adjustments to estimated fair value. The majority of fair value adjustments are related to reverse mortgage interests and other nonrecourse debt, which primarily comprises participating interest financing and home equity conversion mortgage (which we refer to as “HECM”) securitizations. Fair value for these were assessed based on the following:

1.	Reverse mortgage interests, net—Fair value for interests in active reverse mortgage loans was estimated based on pricing of the recent securitizations with similar attributes and characteristics, such as collateral values, and adjusted as necessary for differences. The recent timing of these transactions allows the pricing to consider the current interest rate risk exposures. The fair value of interests in inactive reverse mortgage loans was established based upon a discounted par value of the loan derived from Nationstar’s historical losses on liquidation.

2.	Participating interest financing—Fair value was estimated based on the present value of future of securities backed by similar participating interests in reverse mortgage loans.

3.	HECM Securitizations—Fair value was estimated for nonrecourse debt related to HECM securitizations based on the present value of future expected discounted cash flows with the discount rate approximating that of similar financial instruments.

(c) Reflects elimination of Nationstar’s historical intangible assets and recognition of the estimated preliminary fair value of identifiable intangible assets attributable to the merger. See Note 3, Preliminary Purchase Price Allocation. The preliminary identifiable intangible assets consist of and result in the following pro forma adjustment (amounts in millions):

	Fair Value	Amortization Expense in the Three Months Ended March 31, 2018(3)	Average Estimated Useful Life (Years)
Customer relationships(1)	$80	$5	7
Tradename(2)	7	—	5
Technology(2)	10	1	5

Total estimated preliminary fair value of identifiable intangible assets	$97	$6

Nationstar historical intangible assets	(15)

Pro forma adjustment to intangible assets	$82

	Fair Value	Amortization Expense in the Year Ended December 31, 2017(3)	Average Estimated Useful Life (Years)
Customer relationships(1)	$80	$26	7
Tradename(2)	7	1	5
Technology(2)	10	2	5

Total estimated preliminary fair value of identifiable intangible assets	$97	$29

(1)	The estimated fair values for customer relationships were measured using the excess earnings method.
(2)	The estimated fair values for tradename and technology were measured using the relief-from-royalty method. This method assumes the tradename and technology have value to the extent the owner is relieved of the obligation to pay royalties for the benefits received from these assets.
(3)	Tradename and technology are amortized using a straight-line method over an estimated five-year useful life. The straight-line method of amortization of these assets reflects an appropriate allocation of the costs of these intangible assets to earnings in proportion to the amount of economic benefits obtained in each reporting period. Customer relationships are amortized using an economic assumption method over an estimated seven-year useful life, which results in amortization expenses of $26 million, $21 million, $15 million, $10 million, $6 million over the five-year period following the merger.

Adjustments to amortization expense for definite-lived assets were based on historical amortization expense recorded for period presented compared to the amortization expense for estimated fair value intangible assets post-merger. The following table details the pro forma adjustment to amortization expense (amounts in millions).

Three Months Ended March 31, 2018
To record new amortization expense of definite-lived intangible assets related to fair value adjustments	$6
Removal of Nationstar’s historical amortization expense related to definite-lived intangible assets	(1)

Pro forma adjustment to depreciation and amortization expense	$5

Year Ended December 31, 2017
To record new amortization expense of definite-lived intangible assets related to fair value adjustments	$29
Removal of Nationstar’s historical amortization expense related to definite-lived intangible assets	(5)

Pro forma adjustment to depreciation and amortization expense	$24

(d) Adjustment to remove Nationstar’s historical goodwill of $71 million and to record bargain purchase gain associated with the merger of $100 million, as shown in Note 3, Preliminary Purchase Price Allocation, in retained earnings.

(e) Reflects the estimated reduction of WMIH’s valuation allowance against its deferred tax assets of $1,015 million. As required by Accounting Standards Codification 740, Income Taxes, a company is required to evaluate the four sources of income to estimate the realizability of all the deferred tax assets. When using forecasted income to support the realization of the deferred tax assets, the forecasted earnings should be objectively verifiable. Management considered its most recent historical income, as well as 2018 projected income, which considers the 2017 growth in the servicing portfolio, along with business growth and cost savings initiatives, which were not fully reflected in 2017 results. The 2018 projected income was then adjusted for the incremental cost of debt and used to forecast future year income, which resulted in an estimated $1,015 million release of the valuation allowance. The income tax benefit of the estimated $1,015 million reduction in the valuation allowance is not reflected in the pro forma statement of operations because it will not have a continuing impact. The remaining valuation allowance will be re-evaluated periodically.

(f) Represents the following income tax effects of the pro forma adjustments in connection with the merger.

1.	The decrease to Nationstar’s income tax receivables of $8 million as a result of the adjustments to retention bonus and estimated transaction costs.

2.	The decrease to Nationstar’s deferred tax liabilities of $1 million as a result of the adjustments to retention bonus.

3.	Estimated $4 million income tax benefit as a result of the pro forma adjustments to the condensed combined statement of operations.

(g) Reflects the new debt incurred by WMIH to finance the merger, minus the effects of extinguishing assumed outstanding unsecured senior notes upon completion of the merger. The net increase to unsecured senior notes includes (amounts in millions):

Issuance of new debt, net of debt issuance costs of $104 million	$2,646
Decrease for extinguishment of existing Nationstar’s debt	(1,859)

Pro forma adjustment to unsecured senior note	$787

(h) Represents the following pro forma payables and accrued liabilities adjustments in connection with the merger:

1.	The elimination of $30 million accrued but unpaid interest expense associated with Nationstar’s unsecured senior notes.

2.	The accrual for retention bonus of $16 million for key executive officers in connection with the merger. The pro forma statement of income does not include these retention bonus expenses because the bonus expense will not have a continuing impact on operations.

3.	The accrual for $5 million post-combination compensation expense expected to be recorded related to the acceleration of the unvested share-based awards of WMIH upon the closing of the merger in accordance with the underlying agreements.

(i) Reflects WMIH’s shares to be issued upon Series B conversion, warrant exercise, Series A conversions and accelerated vesting of equity awards.

Estimated Converted Common Shares of WMIH (in millions)
Series B Preferred Stock	445
Warrants	21
Series A Preferred Stock	10
Dividend payable related to Series B Preferred Stock	21
Special dividend payable related to Series B Preferred Stock	11
WMIH’s restricted shares subject to vesting	4
Maximum additional shares issuable pursuant to WMIH restricted stock award agreements	1
Conversion of Nationstar outstanding shares, including unvested restricted stocks and restricted units, to WMIH’s shares	407

Total	920

Total value based on WMIH’s share price of $1.40 on May 21, 2018 (in millions)	$1,288

(j) Represents elimination of the historical equity of Nationstar.

(k) Represents the following pro forma related expenses expected to be incurred in connection with the merger. The pro forma statement of income does not include these pro forma relates expense because the expenses will not have a continuing impact on operations; however, the amounts are reflected as a reduction to the retained earnings in the unaudited pro forma balance sheet.

1.	Estimated $78 million of transaction costs associated with the merger, including audit, legal and advisory fees.

2.	Estimated $5 million post-combination compensation expense is expected to be recorded related to the acceleration of the unvested share-based awards of WMIH upon the closing of the merger in accordance with the underlying agreements.

3.	Estimated $16 million retention bonus for key executive officers in connection with the merger.

(l) Represents the elimination of $8 million and $6 million nonrecurring transaction costs incurred that are directly related to the merger for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively.

(m) Represents the net increase to interest expense resulting from interest on the new unsecured senior note to finance the merger and the amortization of related debt issuance costs, as follows (amounts in millions).

Three Months Ended March 31, 2018
Elimination of interest expense and amortization of debt issuance cost—Nationstar	$(35)
Interest expense on new debt based on 7% interest rate	48
Amortization of new debt issuance costs	5

Pro forma adjustment to interest expense	$18

Year Ended December 31, 2017
Elimination of interest expense and amortization of debt issuance cost—Nationstar	$(144)
Interest expense on new debt based on 7% interest rate	193
Amortization of new debt issuance costs	15

Pro forma adjustment to interest expense	$64

(n) Represents the increase in the weighted average shares with the issuance of WMIH common stock in connection with the merger.

(o) Elimination of WMIH’s preferred stock dividend for the year ended December 31, 2017.